                            PARENT AND SUBSIDIARIES
                                       OF
                       DRANSFIELD CHINA PAPER CORPORATION


Parent's
Percentage
Ownership
----------
             1.    Dransfield Holdings Limited (Cayman)
 95          2.    DRANSFIELD CHINA PAPER CORPORATION (BVI)
100                2.1     Grandom Dransfield (Int'l) and Company Limited (HK)
100                2.2     Holdsworth Investments Limited (BVI)
100                        2.2.1    Guangzhou Dransfield Paper Ltd. (PRC)
100                2.3     CS Paper Holdings (Int'l) Ltd. (BVI)
100                        2.3.1    Dransfield Paper (Int'l) Trading Ltd. (BVI)
100                        2.3.2    Dransfield Paper (HK) Trading Ltd. (HK)
 80(1)             2.4     Dransfield Broadsino Paper Holdings Limited (BVI)
 60(2)                     2.4.1   Jiang Ying Dransfield Paper Co. Ltd. (PRC)

-------------------------

(1)     The remaining 20% is owned by Broadsino Investment Company Limited (HK).

(2)     The remaining 40% is owned by Jiangsu Huaxi Holdings Corporation (PRC).


Key:
----
Cayman           =        Cayman Islands
BVI              =        British Virgin Islands
HK               =        Hong Kong
PRC              =        People's Republic of China

                                                                       Exhibit 1
                                                                     Page 1 of 1